SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13D-2(B)

                              (AMENDMENT NO. __)1

                          Exchange Applications, Inc.
                    ----------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $.001 per share
                    ----------------------------------------
                         (Title of Class of Securities)

                                  300867 10 8
                    ----------------------------------------
                                 (CUSIP Number)

                               December 31, 1999
                    ----------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
        [ ] Rule 13d-1(b)
        [ ] Rule 13d-1(c)
        [X] Rule 13d-1(d)

---------------

     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 300867 10 8                   13G                   Page 2 of 6 Pages

-------- -----------------------------------------------------------------------
 1       NAMES OF REPORTING PERSONS (ENTITIES ONLY)

         Andrew J. Frawley
-------- -----------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (SEE INSTRUCTIONS)
                                                           (A) [ ]
                                                           (B) [ ]
-------- -----------------------------------------------------------------------
 3       SEC USE ONLY


-------- -----------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION

         The United States of America
-------- -----------------------------------------------------------------------
                             5       SOLE VOTING POWER

                                     784,001 (See Item 4.)
        NUMBER OF           -------- -------------------------------------------
          SHARES             6       SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                    None
           EACH             -------- -------------------------------------------
        REPORTING            7       SOLE DISPOSITIVE POWER
          PERSON
           WITH                      784,001 (See Item 4.)
                            -------- -------------------------------------------
                             8       SHARED DISPOSITIVE POWER

                                     None
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         784,001 (See Item 4.)
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         [ ]
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.28%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN
-------- -----------------------------------------------------------------------

CUSIP No. 300867 10 8                   13G                   Page 3 of 6 Pages

ITEM 1(A). NAME OF ISSUER:

           Exchange Applications, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           89 South Street
           Boston, Massachusetts  02111

ITEM 2(A). NAME OF PERSON FILING:

           Andrew J. Frawley

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           89 South Street
           Boston, Massachusetts  02111

ITEM 2(C). CITIZENSHIP:

           The United States of America

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $.001 per share

ITEM 2(E). CUSIP NUMBER:

           300867 10 8
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CUSIP No. 300867 10 8                   13G                   Page 4 of 6 Pages

ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR
           (C), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

           (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

           (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

           (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

           (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)
                  (E);

           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b) (1)(ii)(G);

           (h) [ ] A savings association as defined in Section 3(b)of the Federal Deposit Insurance Act;

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section (c)(14) of the Investment Company Act;

           (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                   If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.    OWNERSHIP:

           (a) Amount beneficially owned: 784,001
           (b) Percent of class: 6.28%
           (c) Number of shares as to which such person has:
               (i)   Sole power to vote or direct the vote: 784,001
               (ii)  Shared power to vote or direct the vote: None
               (iii) Sole power to dispose or direct the disposition of: 784,001
               (iv)  Shared power to dispose or direct the disposition of: None

CUSIP No. 300867 10 8                   13G                   Page 5 of 6 Pages

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP:

           Not applicable.

ITEM 10.   CERTIFICATION:

           Not applicable.

CUSIP No. 300867 10 8                   13G                   Page 6 of 6 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          February 16, 2000
                                          -------------------------
                                          (Date)


                                          /s/ Andrew J. Frawley
                                          -------------------------
                                            Andrew J. Frawley